AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

THE MANAGERS TRUST II

Amendment No. 9 to Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of The Managers Trust II (the “Trust “), a business trust organized under the laws of The Commonwealth of Massachusetts, DO HEREBY AMEND the Trust’s Amended and Restated Declaration of Trust dated March 19, 1992, as amended to date (the “Declaration of Trust”), as follows:

WHEREAS, Section 5.1, Article V of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust at any time without the authorization of shareholders for the purpose of designating and establishing any series or class of shares upon the execution by a majority of the Trustees of an amendment to the Declaration of Trust; and

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of December 6, 2002, to establish and designate following Series of the Trust designated as “Managers Science & Technology Fund”, “Managers 20 Fund”, “Managers Mid-Cap Fund”, “Managers Large-Cap Fund”, “Managers Balanced Fund”, “Managers Convertible Securities Fund”, “Managers High Yield Fund” and “Managers Fixed Income Fund” (each, a “Fund”), each of which shall consist of four classes of shares of beneficial interest designated as Class A Shares, Class B Shares, Class C Shares and Class Y Shares, respectively, provided that each Class shall have the relative rights and preferences set forth in Section 5.11 of the Trust Agreement except that the following liabilities, expenses, costs, charges and reserves shall be specifically allocated and charged to each respective Class of the Funds incurring such liability, expense, cost, charge or reserve, and shall constitute “liabilities belonging to” such class within the meaning of Section 5.11 of the Trust Agreement: (a) Rule 12b-1 fees and (b) other expenses specifically approved from time to time by the Trustees, provided, however, that no liability, expense, cost, charge or reserve shall be allocated and charged to any particular class if such allocation and charge would cause the Fund to fail to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, or adversely affect its right to claim a dividend paid deduction thereunder

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 21st day of October, 2003.

/s/ Jack W. Aber	/s/ William E. Chapman, II
Jack W. Aber	William E. Chapman, II

/s/ Sean M. Healey	/s/ Edward J. Kaier
Sean M. Healey	Edward J. Kaier

/s/ Peter M. Lebovitz	/s/ Madeline H. McWhinney
Peter M. Lebovitz	Madeline H. McWhinney

/s/ Steven J. Paggioli	/s/ Eric Rakowski
Steven J. Paggioli	Eric Rakowski

/s/ Thomas R. Schneeweis
Thomas R. Schneeweis